Exhibit 10.27

ARATANA THERAPEUTICS, INC.

AMENDMENT NO. 1 TO

EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into as of April 29, 2013, by and between ARATANA THERAPEUTICS, INC., a Delaware corporation (the “Company”), and Louise Mawhinney (the “Executive”). Capitalized terms used and not otherwise defined herein shall have the meanings given to them in the Original Agreement (as defined below).

RECITALS

WHEREAS, the Company and the Executive are parties to that certain Employment Agreement, dated as of September 17, 2012 (the “Original Agreement”); and

WHEREAS, in accordance with Section 10 of the Original Agreement, the Company and the Executive desire to amend the Original Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AMENDMENT

1. AMENDMENTS TO ORIGINAL AGREEMENT.

1.1 Amendment to Section 3.3.1. Section 3.3.1 of the Original Agreement is hereby retitled “Stock Options” and is hereby amended by adding the following subparagraphs (iii) and (iv) following existing subparagraph (ii):

“(iii) On the date the Company’s registration statement relating to its initial public offering becomes effective (the “IPO Effective Date”), the Company shall grant the Executive a stock option (the “IPO Stock Option”) pursuant to the Company’s 2013 Incentive Award Plan or such other equity incentive plan or similar plan in effect on the IPO Effective Date (the “New Plan”) to purchase 25,000 shares of Common Stock (adjusted for any stock splits, reverse stock splits or other changes affecting the shares of Common Stock that may occur prior to the date of grant), at a per share exercise price equal to the fair market value of a share of Common Stock on the date of grant.

(iv) The IPO Stock Option shall be granted subject to the terms and conditions of the New Plan and a written option agreement to be entered into by the Company and the Executive (the “IPO Option Agreement”). The IPO Option Agreement shall provide, among other things, that the shares of Common Stock underlying the IPO Stock Option (the “IPO Option Shares”) shall vest: (x) as to 1/4th of the IPO Option

Shares, upon the first (1st) anniversary of the date of grant of the IPO Stock Option; and (y) as to the remaining IPO Option Shares, in equal monthly installments over the next thirty-six (36) months such that all shares shall be vested as of the fourth (4th) anniversary of the date of grant of the IPO Stock Option, subject to the Executive’s continued employment with the Company on each such vesting date; provided, however, that: (a) the IPO Stock Option shall be subject to accelerated vesting as provided in Section 4.5.1 and Section 4.5.3(iii); and (b) “early exercise” of the IPO Stock Option shall be permitted pursuant to the terms of the New Plan and the IPO Option Agreement.”

1.2 Amendment to Section 3.3. Section 3.3.3 is hereby deleted in its entirety.

1.3 Amendment to Section 4.5.3. Subparagraphs (i), (ii) and (iii) of Section 4.5.3 of the Original Agreement are hereby amended and restated in their entirety to read as follows:

“(i) payment in an amount equal to fifty percent (50%) of the Executive’s annual Base Salary in effect at the time of termination (or 100% of the Executive’s Base Salary in effect at the time of termination, in the event the termination occurs on account of or within twelve (12) months following the date of the consummation of a Change in Control (as defined below) (such period, the “Double-Trigger Period”)) (with the amount of the Base Salary determined prior to any reduction in the Base Salary that would give rise to the Executive’s right to voluntarily resign for Good Reason pursuant to Section 4.6.2), less standard deductions and withholdings, paid in equal installments over a period of six (6) months (or twelve (12) months, in the event the termination occurs during the Double-Trigger Period) pursuant to the Company’s standard payroll practices (the “Cash Severance”);

(ii) should the Executive elect to continue Company-sponsored group health insurance benefits in accordance with the provisions of COBRA or State Continuation, as applicable, following the date of termination, to the extent that doing so will not result in adverse tax consequences or violate applicable law, the Company shall pay the full premium for such group health insurance continuation benefits for the Executive and any eligible dependents for a period of six (6) months (or twelve (12) months, in the event the termination occurs during the Double-Trigger Period) after the effective date of the Release; provided, however, that any such payments will cease if the Executive voluntarily enrolls in a health insurance plan offered by another employer or entity during the period in which the Company is paying such premiums. The Executive agrees to promptly notify the Company in writing of any such enrollment. For purposes of this Section 4.5.3(ii), references to COBRA or State Continuation premiums shall not include any amounts payable by the Executive under an Internal Revenue Code Section 125 health care reimbursement plan; and

(iii) the vesting and/or exercisability of each of the Executive’s outstanding stock awards (including any stock options, restricted stock or other awards granted to the Executive by the Company) shall be automatically accelerated on the effective date of the Release as to the number of stock awards that would have vested over the six (6) month period following the date of termination had the Executive remained continuously employed by the Company during such period; provided, however, that in the event that the termination occurs during the Double-Trigger Period, the vesting and exercisability of each of the Executive’s outstanding stock awards shall be automatically accelerated in full, which shall mean at target for any portion of an award that vests based on the achievement of performance goals.”

2. MISCELLANEOUS

2.1 Effective Date. This Amendment shall become effective on the IPO Effective Date, if and only if the following conditions (the “Conditions”) are satisfied: (i) the Executive is still employed by the Company on the IPO Effective Date, and (ii) the IPO Effective Date is no later than September 30, 2013. For the avoidance of doubt, if either of the Conditions is not satisfied, this Amendment shall be of no force or effect and shall not become effective.

2.2 No Other Amendment. Except as specifically amended by this Amendment, the terms and conditions of the Original Agreement shall remain unchanged and in full force and effect.

2.3 Counterparts; Execution by Facsimile. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. The exchange of copies of this Amendment and of signature pages thereto by facsimile transmission or by e-mail transmission in portable digital format, or similar format, shall constitute effective execution and delivery of such instrument(s) by the parties and may be used in lieu of the original Amendment for all purposes.

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IN WITNESS WHEREOF, the parties have duly executed and delivered this AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT as of the date first written above.

COMPANY:

ARATANA THERAPEUTICS, INC.

By:	/s/ Steven St. Peter
Name: Steven St. Peter
Its: President and CEO

Dated:	4/29/2013

EXECUTIVE:

/s/ Louise Mawhinney

LOUISE MAWHINNEY

Dated:	4/29/2013

[SIGNATURE PAGE TO AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT]